April 10, 2008 08:16 AM Eastern Daylight Time
Piedmont Mining Company Announces New Advisory Board Member

RENO, Nev.--(BUSINESS WIRE)--Piedmont Mining Company, Inc. (OTC BB: PIED) today announced that V. Richard Rabbito will be joining the Company’s new Advisory Board. Mr. Rabbito has had more than 30 years of business experience, primarily in Paris, London and New York, specializing in the funding, growth and development of companies and businesses.

As Managing Director of The Overseas Development and Finance Group, Mr. Rabbito focuses on the growth and development of small public and private companies. Working with an extensive client base in Europe and the U.S., he arranges financing, increases investor awareness and facilitates cross-border relationships and strategic alliances for clients.

From 1986 to 1999, Mr. Rabbito was with APR Associates, a financial consulting firm, where he was responsible for new business development, mergers and acquisitions and project financing. Prior to that he was President of RJR International, an oil and ship consulting firm, where he negotiated financings for shipping and petroleum companies worldwide and cultivated an extensive network of international clients. He was also involved with merchant banking, new business ventures and was active with the N.Y. Futures Exchange.

From 1975 to 1980 he was with the French firm of Worms & Cie in Paris, where he worked with their petroleum and shipping divisions and subsequently built their U.S. operations. He expanded their European client base and was involved in the purchase and sale of oil tankers and the negotiation of petroleum contracts. From 1973 to 1975 he was working with Lazard Freres where he was responsible for new business development and worked with the Firm’s major oil and shipping company clients in Tokyo and London.

Mr. Rabbito is a member of the Harvard Business Investment Group and the Financial Analysts and Money Managers Society and is connected with various foreign consulates to augment business relationships.

Piedmont is an exploration-stage company, exploring for gold and silver in Nevada. It has entered into agreements with experienced exploration groups on 7 properties in Nevada. The Company had net operating loss carry forwards of approximately $14,900,000 at December 31, 2007. Its Common Stock is traded on the OTC Bulletin Board under the symbol: PIED.

FORWARD-LOOKING STATEMENTS: “Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements relating to the company’s business activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, estimates and similar words and expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties that are difficult to evaluate. Actual results can vary materially from the description herein due to many factors including changes in metals prices; changes in business conditions; changes in laws and regulations; unexpected difficulties in exploration and obtaining permits; changes in the competitive environment; technological advances; shortages of skilled workers, drill rigs and equipment; the need for additional capital and other risks listed in the Company’s Securities and Exchange Commission filings under "risk factors" and elsewhere. Forward-looking statements speak only as of the date they were made. The Company does not undertake any obligation to update forward-looking statements.

Contacts Piedmont Mining Company, Inc. Robert M. Shields, Jr., 212-734-9848 or Susan Hahn, 212-986-6286 (IR) http://www.piedmontmining.com/